Exhibit 99.1

RYVYL Receives NASDAQ Notification Letter Regarding Minimum Bid Price Deficiency

SAN DIEGO, CA – December 9, 2022 – RYVYL Inc. (NASDAQ: RVYL) ("RYVYL” or the "Company"), a company that leverages the security of the blockchain and USD-pegged stablecoin technology with near-real-time attestation to conduct payment transactions today announced that it has received a notification letter (the "Notification Letter") from the Nasdaq Stock Market LLC (the "NASDAQ") dated December 5, 2022, notifying the Company that it is not in compliance with the minimum bid price requirement as set forth under NASDAQ Listing Rule 5550(a)(2) for continued listing on the NASDAQ. This press release is issued pursuant to NASDAQ Listing Rule 5810(b), which requires prompt disclosure upon the receipt of a deficiency notification.

NASDAQ Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of US$1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the closing bid price of the Company's shares for the 30 consecutive business days the Company no longer meets the minimum bid price requirement.

In accordance with the NASDAQ Listing Rule 5810(c)(3)(A), the Company has been provided 180 calendar days, or until June 5, 2023, to regain compliance with NASDAQ Listing Rule 5550(a)(2). To regain compliance, the Company's shares must have a closing bid price of at least US$1.00 for a minimum of 10 consecutive trading days. In the event that the Company does not regain compliance by June 5, 2023, the Company may be eligible for additional time to regain compliance or may face delisting.

The receipt of the Notification Letter has no immediate effect on the listing of the Company's shares, which will continue to trade uninterrupted on NASDAQ under the ticker "RVYL". To address this issue, the Company intends to continuously monitor its bid price and is in the process of considering various measures to improve its financial position and results of operations, which the Company expects to counter the short-term adverse effects on its trading price and cure the deficiency in due time. The Company is not considering a reverse stock split at this time.

About RYVYL

RYVYL Inc. (NASDAQ: RVYL) was born from a passion for empowering a new way to conduct business-to-business, consumer-to-business and peer-to-peer payment transactions around the globe. By leveraging unique blockchain security and USD-pegged stablecoin technology with near real-time attestation, RYVYL is reinventing the future of financial transactions using its coyni® stablecoin platform as a transactional foundation. Since its founding as GreenBox POS in 2017 in San Diego, RYVYL has developed applications enabling an end-to-end suite of turnkey financial products with enhanced security and data privacy, world-class identity theft protection and rapid speed to settlement. As a result, the platform can log immense volumes of immutable transactional records at the speed of the internet for first-tier partners, merchants and consumers around the globe. www.ryvyl.com

Investor Relations Contact:
Mark Schwalenberg
MZ Group - MZ North America
312-261-6430
RVYL@mzgroup.us
www.mzgroup.us